UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 12, 2010
BioMed Realty Trust, Inc.
(Exact name of registrant as specified in its charter)

Maryland	1-32261	20-1142292

(State or Other Jurisdiction of	(Commission File No.)	(I.R.S. Employer
Incorporation)		Identification No.)
17190 Bernardo Center Drive
San Diego, California 92128
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (858) 485-9840

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On February 12, 2010, BioMed Realty Trust, Inc. (the “Company”) announced the promotion of Matthew G. McDevitt to Executive Vice President, Real Estate. In this new role, Mr. McDevitt will work closely with other senior management to further refine leasing and acquisition strategies with a focus on maximizing the value of the Company’s assets, while continuing to implement and manage the execution of these strategies on a company-wide basis. Mr. McDevitt, age 44, previously served as the Company’s Executive Vice President, Acquisitions and Leasing since February 2008 and served as Regional Executive Vice President from February 2006 to February 2008, having joined the Company in 2004 as its Vice President, Acquisitions. Mr. McDevitt previously served as President of McDevitt Real Estate Services, Inc. (“MRES”), which Mr. McDevitt formed in October 1997 as a full service real estate provider focusing on the life science industry. Before founding MRES, Mr. McDevitt spent ten years as a commercial real estate broker in the Washington, D.C. metropolitan area.
     In connection with Mr. McDevitt’s promotion, on February 12, 2010, the compensation committee of the board of directors of the Company approved an increase in Mr. McDevitt’s 2010 annual base salary to $390,000, retroactive to January 1, 2010, and granted to Mr. McDevitt 33,624 shares of restricted stock, which will vest 1/4 on each of January 1, 2011, 2012, 2013 and 2014.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 17, 2010	BIOMED REALTY TRUST, INC.
	By:	/s/ KENT GRIFFIN
		Name:	Kent Griffin
		Title:	President, Chief Operating Officer and Chief Financial Officer